Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Resumes Share Repurchase Program
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     MINNEAPOLIS — March 30, 2006 — RTW, Inc. (Nasdaq: RTWI), today announced that its Board of Directors approved resuming its common stock share repurchase program.
     In September 1998, RTW’s Board of Directors authorized the Company to repurchase shares, from time to time pursuant to the program, up to $4,000,000 of common stock. To date the Company has spent $2.8 million to repurchase 395,000 shares, most recently in 2003.
     These repurchases will be made in the open market or through privately negotiated transactions in compliance with the SEC’s Rule 10b-18, subject to market conditions, share price, trading volume and other factors. The repurchase program has no time limit and may be suspended from time to time or discontinued. The share repurchases will be made from available capital. As of March 30, 2006, RTW had approximately 5.5 million shares of common stock outstanding.
     RTW is a leading provider of products and services to cost-effectively manage insured workers’ compensation programs and self-insured absence programs, Based in Minneapolis, Minnesota, we provide disability and absence management services, primarily directed today at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. We developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. We support these proprietary management systems with state-of-the-art technology and talented people dedicated to our vision of transforming people from absent or idle to present and productive. ACIC offers workers’ compensation insurance to employers in Minnesota, Colorado and Michigan. BCIC offers workers’ compensation insurance to selected employers in Minnesota. Through our AbsentiaSM division, we have expanded non-insurance products and service offerings nationally. Our services are effective across many industries.
     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide ID15, The RTW Solution and other proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

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